Exhibit 99.1
(OTCQB: ROYL)
NEWS FOR IMMEDIATE RELEASE

ROYALE ENERGY PROVIDES MERGER UPDATE
San Diego, December 28, 2017 – Royale Energy, Inc. (OTCQB: ROYL) ("Royale") and Matrix Oil Management Corporation (“Matrix”) have agreed to extend the expiration date of the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) from December 31, 2017 to January 31, 2018 to facilitate the contemporaneous closing of new funding and to complete the previously announced acquisition of the remaining 50% working interest in Sansinena Field from a private seller.
The respective shareholders of Royale and Matrix, on November 16, 2017, approved the Merger Agreement and the related transactions as described in the Merger Agreement subject to the satisfaction of the closing conditions which includes, receiving consent from Matrix’s senior lenders, or the arrangement of alternative financing to repay and replace Matrix’s lenders.
Subsequent to the Royale and Matrix shareholder votes, Royale Energy Holdings, Inc. (“Holdings”) entered into a non-binding letter of intent with a Dallas, Texas based private equity firm for up to $24 million in a new series of convertible preferred stock, and signed a non-binding  term sheet from a traditional commercial lender for a $17.5 million senior secured credit facility backed by the assets of the merged companies. The financing transactions are subject to satisfactory negotiation of the definitive agreements and completion of due diligence. The gross proceeds of up to $41.5 million from the issuance of the new convertible preferred stock and the new credit facility will be used to repay and replace Matrix’s lenders, fund the acquisition of the additional 50% working interest in Sansinena Field, and fund planned drilling and development activities for 2018. There can be no assurances that either of the financing transactions or the Merger Agreement will close.
About Royale Energy, Inc.
Founded in 1986, Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company focused on the acquisition, development, drilling and marketing of oil and natural gas. Royale typically sells fractional working interests to accredited investors in wells drilled by Royale. Royale has its primary operations in the Sacramento and San Joaquin basins in California and has royalty interests in Alaska.
About Matrix Oil Management Corp.
Matrix is a private independent oil and natural gas production company based in Santa Barbara, California. The company formed in 1999 is focused on the acquisition and development of long-life, low-risk producing oil leases that have drilling upside or operations optimization opportunities. The company owns and operates oil-producing properties in the Los Angeles and San Joaquin Basins of California. It owns non-operated natural gas producing properties in the Sacramento Basin of California and oil-producing royalty and non-operated leases in the Permian Basin and Midland Basin.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved.  The forward-looking statements include statements about future operations, estimates of reserve and production volumes, and the anticipated timing for closing the proposed merger.  Forward-looking statements are based on current expectations and assumptions and analyses made by Royale and Matrix in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances.  However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: the possibility that the companies may be unable to obtain stockholder approval or satisfy the other conditions to closing; that problems may arise in the integration of the businesses of the two companies; that the acquisition may involve unexpected costs; the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; revisions to reserve estimates as a result of changes in commodity prices; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; further declines in oil and gas prices; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change.  Royale’s annual report on Form 10-K/A for the year ended December 31, 2016, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition.  Royale and Matrix undertake no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact:
Royale Energy, Inc.
 Chanda Idano
Director of Marketing and Public Relations
(619) 383-6600
 ir@royl.com
http://www.royl.com